Exhibit 99.1

Champps Entertainment Announces Third Quarter Results

Littleton, Colo. May 8, 2007—Champps Entertainment, Inc. (NASDAQ: CMPP) (“Champps” or “the Company”) today announced results for its fiscal 2007 third quarter ended April 1, 2007.

Total revenues for the third quarter decreased 4.8 percent to $49.2 million, compared with revenues of $51.7 million for the third quarter of last year. Comparable same store sales decreased 4.3 percent for third quarter of fiscal 2007 compared to third quarter of fiscal 2006. Comparable food sales decreased 3.4 percent, while comparable alcohol sales decreased 6.5 percent for the third quarter 2007 compared to third quarter of fiscal 2006.

The Company ended the quarter with $17.3 million of cash, reflective of a $7.9 million increase in cash since the beginning of the fiscal year. No borrowings are outstanding under the Company’s credit facility and no share repurchases were made this quarter. The $15 million of convertible notes payable due December 2007 remain outstanding1.

The average dining room guest check, excluding alcoholic beverages, was approximately $14.07 for the third quarter of fiscal 2007 compared to $13.73 for the third quarter of fiscal 2006, a 2.5 percent increase. During the third quarter of fiscal 2007, food sales and alcoholic beverage sales represented 71.5 percent and 28.5 percent of total sales, respectively. During the third quarter of fiscal 2006, food and alcoholic beverage sales represented 70.9 percent and 29.1 percent of total sales, respectively.

In January 2007, the Company closed one underperforming restaurant in Phoenix, Arizona. Previously, the Company had closed three underperforming locations in May 2006. The results for these locations along with associated closure and exit costs have been classified as discontinued operations for all periods presented. Also, in January 2007, the lease expired for a franchised restaurant located in Omaha, Nebraska which was not renewed.

The net loss for the third quarter 2007 was $0.6 million, or $0.04 loss per diluted share compared to net loss of $1.9 million, or $0.15 loss per diluted share in the same quarter last year. An additional income tax expense of $0.4 million was recorded in the third quarter of fiscal 2007 related to a charge to establish a valuation allowance on certain income tax credits whose full realization is not more likely than not based on the income trends of the Company. Also, this quarter the Company incurred $0.5 million (pre-tax) for potential company sale expense related to legal and board of directors’ special committee costs associated with the potential sale of the Company as discussed below. Included in the net loss for the third quarter fiscal 2006 was $2.1 million (pre-tax) for asset impairment charges and restaurant closings / disposals. A discontinued operations loss of $0.2 million (net of tax), or $0.01 loss per diluted share, was recorded in this year’s third quarter compared to a discontinued loss of $1.4 million (net of tax), or $0.11 loss per diluted share recorded in last year’s third quarter.

“January and February’s sales this year were down 6.3 percent, which was due in part to the inclement weather experienced in our Midwest and Eastern markets, including the typically busy Valentine’s Day and President’s Day weekend,” noted Mike O’Donnell, Champps’ Chairman, President, and Chief Executive Officer. “However, we did see March sales, which while still negative on a comparable basis, were only down 1.1 percent, which is encouraging from a trend perspective especially considering that we also experienced inclement weather during St. Patrick’s Day. For March, food sales were down 0.4 percent and liquor sales were down 2.5 percent. Additionally, we experienced a positive same store sales increase in April.”

[1]

If the debt is not converted, or repaid as part of a sale transaction (see below), the Company expects to either pay the debt off with available cash, proceeds from credit facility borrowings, refinance term debt, or utilize a combination of these sources.

O’Donnell added, “We remain committed to focusing on the basics of our business and our previously disclosed initiatives as the best way for us to meet our goals of increased sales and profitability. We have continued the roll-out of our new cash flow partnership bonus plan and now have 20 general managers and five directors of operation who are participating. Our “visioneering” culture-based training program which communicates our foundational ideas, principles and stakeholder commitments remains a focus along with other training programs to improve management tenure and operational effectiveness. Additionally, we plan to open new restaurants moving forward, with our first new restaurant since 2005 scheduled to open in the fourth quarter of calendar 2007 and we are actively pursuing franchise opportunities.”

Adjusted diluted income per share from continuing operations without the income tax valuation expense, potential company sale expenses and impairment items, would have been $0.02 for the third quarter of fiscal 2007 compared with adjusted diluted income per share from continuing operations of $0.06 in last year’s fiscal third quarter. A reconciliation of non-GAAP financial measures is provided in the financial schedules accompanying this press release. Unadjusted, the diluted loss per share for the third quarter of fiscal 2007 included $0.05 of income tax valuation expense and potential company sale expenses, while the diluted loss per share for the third quarter of fiscal 2006 included $0.10 of asset impairment charges and restaurant closings / disposals.

Product costs increased to 28.2 percent of sales in the most recent quarter from 28.1 percent of sales compared to the third quarter of the last fiscal year. Labor costs increased to 33.0 percent of sales from 31.4 percent of sales for the same period last fiscal year due in part to higher wage costs as a result of an increase in the tipped minimum wage in certain states, primarily Ohio and Colorado, as well as the de-leveraging effects associated with lower sales and higher bonus costs as a result of the rollout of the partnership bonus program, which started in March 2006.

Other operating costs were 16.3 percent of sales in this year’s third quarter compared to 15.5 percent of sales in the same quarter last year. The increase in other operating costs was due primarily to higher marketing costs. Occupancy expense while down $0.1 million, was 10.4 percent of sales in the third quarter of fiscal 2007 and 10.1 percent of sales in the third quarter of fiscal 2006, reflective of the lower sales. Depreciation and amortization expense was 5.3 percent of sales in both the third quarters of fiscal 2007 and fiscal 2006.

General and administrative expenses for the third quarter were $3.2 million, or 6.4 percent of sales, compared to $3.7 million, or 7.2 percent of revenues in the comparable period last fiscal year. General and administrative expenses decreased as a result of lower legal costs and reduced support staff levels partially offset by higher bonus expense as a result of the rollout of the partnership bonus program to directors of operations, which started in May 2006.

A net loss of $7.1 million, or $0.54 loss per diluted share, was reported for the first nine months of fiscal 2007 compared with net income of $0.4 million, or $0.03 income per diluted share, reported in the first nine months of the prior fiscal year. An additional income tax expense of $7.8 million was recorded in the first nine months of fiscal 2007 related to charges to establish a valuation allowance on certain income tax credits whose full realization is not more likely than not based on the income trends of the Company. Also, in the first nine months of fiscal 2007 the Company incurred $0.5 million (pre-tax) of potential company sale expenses related to legal and board of directors’ special committee costs associated with the potential sale of the Company as further discussed below and $0.5 million (pre-tax) of asset impairment charges. Included in net income for the first nine months of fiscal 2006 income was $2.1 million (pre-tax) for asset impairment charges and restaurant closings / disposals. A discontinued operations loss of $0.3 million (net of tax), or $0.02 loss per diluted share, was recorded in this year’s first nine months compared to a discontinued loss of $1.8 million (net of tax), or $0.14 loss per diluted share recorded in last year’s first nine months.

Adjusted diluted income per share from continuing operations without the income tax valuation expense, potential company sale expenses and impairment items would have been $0.12 for the first nine months of fiscal 2007 compared with adjusted diluted income per share from continuing operations of $0.27 in last year’s first nine months. A reconciliation of non-GAAP financial measures is provided in the financial schedules accompanying this press release. Unadjusted, the diluted loss per share for the first nine months of fiscal 2007 included $0.64 of income tax valuation expense, potential company sale expense and impairment charges while the diluted income per share for the first nine months of fiscal 2006 included $0.10 of impairment expense.

As previously disclosed, on January 11, 2007, it was announced that a Special Committee of the Board of Directors had entered into a letter of intent with Kinderhook Industries, LLC to sell all of the Company’s assets (other than certain tax assets) to a new entity to be formed by Kinderhook, for a purchase price of $75 million in cash, plus the assumption of all of the Company’s liabilities, including outstanding debt.

On March 1, 2007, the Company announced that the letter of intent expired pursuant to its terms and that the Special Committee was continuing to pursue a sale of the Company and that it had received indications of interest from a number of potential purchasers. There can be no assurance that any transaction will be agreed upon or consummated.

The Company’s management does not plan to have a conference call this quarter to discuss earnings.

About Champps Entertainment, Inc.

Champps Entertainment, Inc. owns and operates 49 and franchises/licenses 12 restaurants in 21 states. Champps, which competes in the upscale casual dining segment, offers an extensive menu consisting of freshly prepared food, coupled with exceptional service. Champps creates an exciting environment through the use of videos, music, sports and promotions.

Safe Harbor Statement

Certain statements made in this press release are forward-looking statements based on management’s current experience and expectations. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such forward-looking statements include statements regarding our strategic initiatives; the realization or non-realization of deferred tax assets; impairment charges and closing of restaurants; new menu and operating initiatives critical to improvement in same store sales; the absence of new store openings in the remainder of fiscal 2007 and a return to modest growth in fiscal 2008 including franchise growth efforts; future uses of cash for stock repurchases or exit costs; decision to pursue a sale of the Company; and the results of the Company’s efforts to solicit competing proposals for the acquisition of the Company, among others. Among the factors that could cause future results to differ materially from those provided in this press release are: the ability of the Company to successfully implement our strategic initiatives to improve same store sales; the ability to make and fund stock repurchases; the ability to realize or not realize deferred tax assets through generation of future taxable income, tax planning strategies or other means; the ability to finalize the transaction contemplated by the letter of intent; the impact of intense competition in the casual dining restaurant industry; the Company’s ability to control restaurant operating costs, which are impacted by commodity prices, minimum wage and other employment laws, fuel and energy costs, consumer perceptions of food safety, changes in consumer tastes and trends, and general business and economic conditions. Information on significant potential risks and uncertainties that may also cause such differences include, but are not limited to, those mentioned by the Company from time to time in its filings with the SEC. The words “may,” “believe,” “estimate,” “expect,” “plan,” “intend,” “project,” “anticipate,” “should” and similar expressions and variations thereof identify certain of such forward-looking statements, which speak only as of the dates on which they were made. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and, therefore, readers should not place undue reliance on these forward-looking statements.

Contact:

Champps Entertainment, Inc., 303-804-1333

Michael P. O’Donnell, CEO

David D. Womack, CFO

CHAMPPS ENTERTAINMENT, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
For the Three Months Ended and Nine Months Ended April 1, 2007
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	April 1, 2007	April 2, 2006	April 1, 2007	April 2, 2006

Revenue
Sales	$49,055	$51,485	$150,482	$157,177
Franchising and royalty, net	173	174	525	468

Total revenue	49,228	51,659	151,007	157,645

Costs and expenses
Cost of sales and operating expenses
Product costs	13,868	14,462	42,959	44,082
Labor costs	16,191	16,192	48,944	49,428
Other operating expense	7,990	7,987	24,130	23,905
Occupancy	5,092	5,208	15,343	15,572
Pre-opening expense	—	78	—	157
General and administrative expense	3,164	3,710	9,906	10,539
Depreciation and amortization	2,586	2,739	7,778	8,262
Severance	—	5	(136)	110
Asset impairment charges and restaurant closings/disposals	—	2,136	530	2,136
Potential company sale expense	499	—	499	—
Other expense	157	131	269	286

Income from operations	(319)	(989)	785	3,168
Interest expense, net	153	237	632	913
Expense (income) related to predecessor companies	—	(2)	12	(5)

Income (loss) from continuing operations, before tax	(472)	(1,224)	141	2,260
Income tax expense	(133)	(700)	6,941	26

Income (loss) from continuing operations	(339)	(524)	(6,800)	2,234
Loss on discontinued operations, net of tax	232	1,405	326	1,798

Net income (loss)	$(571)	$(1,929)	$(7,126)	$436

Basic income (loss) per share:
Income (loss) from continuing operations	$(0.03)	$(0.04)	$(0.52)	$0.17
Loss from discontinued operations, net of tax	(0.01)	(0.11)	(0.02)	(0.14)

Net income (loss)	$(0.04)	$(0.15)	$(0.54)	$0.03

Diluted income (loss) per share:
Income (loss) from continuing operations	$(0.03)	$(0.04)	$(0.52)	$0.17
Loss from discontinued operations, net of tax	(0.01)	(0.11)	(0.02)	(0.14)

Net income (loss)	$(0.04)	$(0.15)	$(0.54)	$0.03

Basic weighted average shares outstanding	13,086	13,194	13,104	13,135

Diluted weighted average shares outstanding	13,086	13,194	13,104	13,188

CHAMPPS ENTERTAINMENT, INC.
Supplemental Information
(Stated as a percentage of restaurant sales)
(Unaudited)

	Three Months Ended		Nine Months Ended
	April 1, 2007	April 2, 2006	April 1, 2007	April 2, 2006

Store weeks	637	637	1,911	1,911
Average weekly sales	77,009	80,824	78,745	82,249

Product costs	28.2%	28.1%	28.6%	28.1%
Labor costs	33.0%	31.4%	32.5%	31.4%
Other operating expenses	16.3%	15.5%	16.0%	15.2%
Occupancy	10.4%	10.1%	10.2%	9.9%
Pre-opening expenses	0.0%	0.2%	0.0%	0.1%

Total cost of sales and operating expenses	87.9%	85.3%	87.3%	84.7%

Depreciation and amortization	5.3%	5.3%	5.2%	5.3%

Total cost of sales, operating expenses and depreciation and amortization	93.2%	90.6%	92.5%	90.0%

General and administrative expense	6.4%	7.2%	6.6%	6.7%

(Stated as a percentage of revenue)

Champps Entertainment, Inc.
Selected Balance Sheet Information
(In thousands)
(Unaudited)

	April 1, 2007	July 2, 2006

Cash and cash equivalents	$17,309	$9,449
Total assets	129,729	136,702
Total debt	14,858	14,707
Total shareholders’ equity	69,839	76,728

Champps Entertainment, Inc.
Selected Cash Flow Information
(In thousands)
(Unaudited)

	Nine Months Ended
	April 1, 2007	April 2, 2006

Net cash provided by operating activities	$8,966	$11,067
Net cash used in investing activities	(627)	(3,289)
Net cash provided by (used in) financing activities	(479)	751

Net change in cash and cash equivalents	$7,860	$8,529

Reconciliation of Non-GAAP Results to GAAP Results

In addition to the results provided in accordance with Generally Accepted Accounting Principles (“GAAP”) throughout this press release, for the three months and nine months ended April 1, 2007 and April 2, 2006, the Company has provided “adjusted diluted net income (loss) per share from continuing operations,” a non-GAAP measurement that excludes the impact of the income tax valuation allowance expense, potential company sale expenses and asset impairment charges. The non-GAAP measurement is intended to supplement the presentation to the Company’s financial results in accordance with GAAP. The Company believes that the presentation of this item provides additional information to facilitate the comparison of past and present financial results. Adjusted diluted net income (loss) per share from continuing operations should not be considered in isolation or construed as a substitute for net income (loss) per share or other operations data or cash flow data prepared in accordance with GAAP for purposes of analyzing our profitability or liquidity. Adjusted diluted net income (loss) per share from continuing operations, as calculated, may not be comparable to similarly titled measures reported by other companies.

	Three Months Ended
	April 1, 2007
	Reported	Income Tax Valuation	After-Tax Potential Company Sale Expense	After-Tax Impairment Charge	Adjusted

Income (loss) from continuing operations	$(339)	$404	$302	$—	$367
Loss on discontinued operations, net of tax	232	—	—	—	$232
Net income (loss)	(571)	404	302	—	$135

Diluted income (loss) per share:
Income (loss) from continuing operations	$(0.03)	$0.03	$0.02	$—	$0.02
Loss on discontinued operations, net of tax	(0.01)	—	—	—	(0.01)
Net income (loss)	(0.04)	0.03	0.02	—	0.01

	Three Months Ended
	April 2, 2006
	Reported	Income Tax Valuation	After-Tax Potential Company Sale Expense	After-Tax Impairment Charge	Adjusted

Income (loss) from continuing operations	$(524)	$—	$—	$1,292	$768
Loss on discontinued operations, net of tax	1,405	—	—	—	$1,405
Net income (loss)	(1,929)	—	—	1,292	$(637)

Diluted income (loss) per share:
Income (loss) from continuing operations	$(0.04)	$—	$—	$0.10	$0.06
Loss on discontinued operations, net of tax	(0.11)	—	—	—	(0.11)
Net income (loss)	(0.15)	—	—	0.10	(0.05)

	Nine Months Ended
	April 1, 2007
	Reported	Income Tax Valuation	After-Tax Potential Company Sale Expense	After-Tax Impairment Charge	Adjusted

Income (loss) from continuing operations	$(6,800)	$7,785	$302	$321	$1,608
Loss on discontinued operations, net of tax	326	—	—	—	$326
Net income (loss)	(7,126)	7,785	302	321	$1,282

Diluted income (loss) per share:
Income (loss) from continuing operations	$(0.52)	$0.59	$0.02	$0.03	$0.12
Loss on discontinued operations, net of tax	(0.02)	—	—	—	(0.02)
Net income (loss)	(0.54)	0.59	0.02	0.03	0.10

	Nine Months Ended
	April 2, 2006
	Reported	Income Tax Valuation	After-Tax Potential Company Sale Expense	After-Tax Impairment Charge	Adjusted

Income from continuing operations	$2,234	$—	$—	$1,292	$3,526
Loss on discontinued operations, net of tax	1,798	—	—	—	$1,798
Net income	436	—	—	1,292	$1,728

Diluted income (loss) per share:
Income from continuing operations	$0.17	$—	$—	$0.10	$0.27
Loss on discontinued operations, net of tax	(0.14)	—	—	—	(0.14)
Net income	0.03	—	—	0.10	0.13